Exhibit 99.1
Contact:
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Colleen T. White, Corporate Communications - 201-847-5369
Patricia A. Spinella, Investor Relations - 201-847-5453


        BD Makes Filing to Report Bid to Acquire TriPath Imaging, Inc.

Franklin Lakes, N.J. -- Monday, August 14, 2006 -- BD (Becton, Dickinson and Company) (NYSE:BDX) today filed with the Securities and Exchange Commission a Statement on Schedule 13D setting forth a proposal it made to acquire for a cash purchase price of $9.25 per share, or approximately $350 million, the approximately 93.5% of the outstanding shares of TriPath Imaging, Inc. (Nasdaq:TPTH) which BD does not currently own. TriPath Imaging develops, manufactures, markets and sells innovative solutions to improve the clinical management of cancer, including detection, diagnosis, staging and treatment. The proposal was solicited by TriPath Imaging in connection with the culmination by TriPath Imaging of a process to explore strategic alternatives.

BD's proposal states that it is conditioned upon, among other things, approval of the offer by the TriPath Imaging board of directors, the prompt negotiation of mutually acceptable definitive agreements, satisfactory completion of due diligence, and the obtaining of necessary regulatory approvals. Assuming that BD's proposal is accepted and definitive agreements are executed, it would be anticipated that the transaction would close during the first quarter of BD's 2007 fiscal year.

BD and TriPath Imaging have participated in a collaboration to identify bio-markers for various cancer diagnostics since 2001, at which time BD acquired the approximately 6.5% equity interest that it currently holds and filed a Statement on Schedule 13G to reflect these holdings. The proposed acquisition of TriPath Imaging, which would be expected to be minimally dilutive to BD's fiscal 2007 earnings (excluding an anticipated charge for in-process research and development), fits strategically with BD's objective of accelerating and advancing its presence in the cancer diagnostics market. BD will provide guidance for fiscal 2007 during its fiscal fourth quarter earnings call on November 2, 2006.

About BD

BD, a leading global medical technology company that makes and sells medical devices, instrumented systems and reagents, is dedicated to improving people's health throughout the world. BD is focused on improving drug therapy, enhancing the quality and speed of diagnosing infectious diseases, and advancing research and discovery of new drugs and vaccines. The Company's capabilities are instrumental in combating many of the world's most pressing diseases. Founded in 1897 and headquartered in Franklin Lakes, New Jersey, BD employs more than 25,000 people in approximately 50 countries throughout the world. The Company serves healthcare institutions, life science researchers, clinical laboratories, industry and the general public. For more information, please visit www.bd.com.

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This press release contains certain estimates and other forward-looking statements (as defined under Federal securities laws) regarding BD's performance, including future performance, products or other events or developments that BD expects to occur or anticipates occurring in the future. All such statements are based upon current expectations of BD and involve a number of business risks and uncertainties. Actual results could vary materially from anticipated results described, implied or





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projected in any forward-looking statement. Factors that could cause actual results to vary materially from any forward-looking statement include, but are not limited to: competitive factors; pricing and market share pressures; difficulties inherent in product development and delays in product introductions; changes in regional, national or foreign economic conditions; increases in energy costs and their effect on, among other things, the cost of producing BD's products; fluctuations in costs and availability of raw materials and in BD's ability to maintain favorable supplier arrangements and relationships; changes in healthcare or other governmental regulation; as well as other factors discussed in this press release and in BD's filings with the Securities and Exchange Commission. We do not intend to update any forward-looking statements to reflect events or circumstances after the date hereof except as required by applicable laws or regulations.


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